UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2013

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2013, the Board of Directors of Lifetime Brands, Inc. (the “Company”) appointed Daniel Siegel, 43, as President of the Company. Prior to his appointment, Mr. Siegel served the Company in various positions since joining the Company in 1992, including Executive Vice President of Sales from 2006 to 2008, Executive Vice President of Corporate Invention Strategies from 2008 to 2010 and most recently as an Executive Vice President from 2010 to 2013. Mr. Siegel is a director of Grupo Vasconia, S.A.B., a manufacturer and distributor of industrial aluminum products, aluminum disks, cookware and related items, in which the Company has approximately a 30% equity ownership, and GS Internacional S/A (“GSI”), a wholesale distributor of branded housewares products in Brazil, in which the Company has a 40% equity ownership. Mr. Siegel is the son of Jeffrey Siegel, Chairman of the Board of Directors and Chief Executive Officer of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 13, 2013, the Company’s Board of Directors amended and restated the Company’s by-laws (as amended and restated, the “Amended By-Laws”). The amendments contained in the Amended By-Laws, among other things, change and update the Amended By-Laws by incorporating therein provisions of the Delaware Corporation Law relating to written consents of stockholders and rules of the Securities and Exchange Commission relating to stockholder proposals and nominations for directors.

The Amended By-Laws provide for advance notice and related requirements in connection with stockholder proposals and nominations for directors at the annual meeting or a special meeting of stockholders. Generally, notice of a stockholder proposal or nomination must be received by the Company not less than 90 days or more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu thereof. If the annual meeting is advanced by more than 90 days from that date and in the case of a special meeting, then the deadline range will be on the 20th day following the earlier of the date the notice of such meeting was mailed to stockholders or the date on which the date of the meeting was publicly disclosed or, if the date of such notice or public disclosure is more than 90 days before the date of such meeting, the 90th day before such meeting. For a stockholder proposal or nomination notice to be in proper form, it must contain certain specified information regarding: the persons making such proposal or nomination, including that person’s group members and associates; the shares of the Company’s stock beneficially owned by such persons; material interests of such persons and nominees, if applicable, in such proposal or nomination; the nature of the proposal, if applicable; and the background of the nominees, if applicable. In addition, any stockholder that properly brings a proposal or nominee before a stockholder meeting must attend such meeting in person, either individually or through its representatives.

The Amended By-Laws provide that at any annual or special meeting of stockholders, only such business shall be conducted as shall have been properly brought before such meeting. The Amended By-Laws also provide the Chairman of the Board with the ability to call special meetings of stockholders.

The Amended By-Laws were further amended to permit the establishment of a record date by the Company’s Board of Directors for stockholder action by written consent. Stockholders may request that a record date for written consent be set by the Company’s Board of Directors by providing a notice containing information similar to that which would be required for a stockholder to bring a proposal before a stockholder meeting.

The Amended By-Laws were further amended to specify that meetings of the Board of Directors may be held by electronic communications, that resignations may be effective on electronic transmission and to make other changes to enhance and update Board procedures. In addition, the threshold for further amendment of the Amended By-Laws by the stockholders of the Company was increased to three-quarters of the issued and outstanding stock entitled to vote at stockholder meetings.

The foregoing summary of the Amended By-Laws is qualified in its entirety by reference to the complete text of the Amended By-Laws, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 13, 2013, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”). A summary of matters voted upon by the stockholders at the Annual Meeting is set forth below.

Proposal 1: Election of Directors

Nine directors were elected to serve on the Board of Directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, based on the following votes:

	FOR	WITHHELD	BROKER NON-VOTES
Jeffrey Siegel	8,963,846	1,263,660	1,331,643
Ronald Shiftan	8,828,347	1,399,159	1,331,643
Craig Phillips	8,830,348	1,397,158	1,331,643
David E. R. Dangoor	8,971,054	1,256,452	1,331,643
Michael Jeary	8,910,432	1,317,074	1,331,643
John Koegel	8,635,252	1,592,254	1,331,643
Cherrie Nanninga	8,910,632	1,316,874	1,331,643
William U. Westerfield	8,970,754	1,256,752	1,331,643
Michael J. Regan	8,971,054	1,256,452	1,331,643

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants

The appointment of Ernst & Young LLP as the Company’s independent registered public accountant firm for the fiscal year ending December 31, 2013 was ratified based on the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
10,582,383	25,306	951,460	—

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated By-Laws of Lifetime Brands, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: June 18, 2013